Exhibit 10.1

TRANSITION EMPLOYMENT AGREEMENT

This Transition Employment Agreement (“Agreement”) is between George S. Corona (“Employee”) for himself, his heirs and personal representatives, and Kelly Services, Inc. and its affiliates, and successors in interest (collectively referred to as “Employer”).

RECITALS

A.    Employer has employed Employee as a senior executive for many years;

B.    Employee will cease his role as President and Chief Executive Officer effective at the end of the day on September 30, 2019 (the “Officer End Date”) and will continue as a member of the Employer’s Board of Directors (the “Board”) through at least his current term ending May 2019.

C.    Employee will continue to provide services to the Employer in the manner directed by Peter W. Quigley (the “Incoming CEO”) and the Board to assist with the transition of the Incoming CEO and with any additional projects during a transition period, which starts October 1, 2019 and is expected to end on or before June 30, 2020, as determined by the Employee and Employer (the “Transition Period”).

D.    Employee is eligible for certain benefits in accordance with the Short-Term Incentive Plan (the “STIP”) and the outstanding Performance Awards and Restricted Awards (consisting of Restricted Shares and Restricted Share Units) granted pursuant to the Employer Equity Incentive Plan (the “EIP”), subject to certain restrictive covenants in favor of Employer as a condition to the receipt of such amounts payable pursuant to the EIP;

E.    Employee and Employer provide for the orderly transition of Employee’s employment and existing responsibilities, for the future partial and full payment by Employer, and vesting of, the remaining Performance Awards and Restricted Awards to the extent earned pursuant to the EIP, and for the future partial payment of the STIP for 2019.

Based on the foregoing Recitals, which Employee and Employer accept as true and as part of the basis for this Agreement, and in consideration of and in reliance upon the representations and promises in this Agreement, Employee and Employer agree as follows:

1.    Cessation as President and Chief Executive Officer.

(a)    Final Day as President and Chief Executive Officer. Employee’s term as an officer of the Employer ends on the Officer End Date.

(b)    Continuation of Certain Compensation and Benefits. Employee will continue to receive certain compensation and benefits during the Transition Period, as provided in Section 2 of this Transition Agreement, except that the following provisions describe the future partial payment by Employer of the STIP for 2019 and the future partial and full payment and vesting of the Performance Awards and Restricted Awards outstanding on the Officer End Date:

1)

With respect to the STIP for 2019, the Employee will receive 9/12 of the amount payable pursuant to the original performance metrics, representing the nine months of the twelve-month 2019 performance period that he was in the CEO role, with such amount payable no later than March 15, 2020;

2)

With respect to Awards granted pursuant to the EIP (consisting of the Performance Awards, Restricted Shares and Restricted Share Units outstanding on the Officer End Date), the following amounts shall be paid on the dates stated herein.

(A)    With respect to the three outstanding Performance Awards granted to Employee during 2017, 2018, and 2019, Employee can receive a payout as soon as practical following the date after the end of each Performance Period when the Committee determines the Management Objectives that are attained, if any, which will be no later than March 15 of each such subsequent year. These pro rata Performance Awards are paid based on the portion of such award that would have been earned taking into account the level of Management Objectives attained for each Performance Period and based on the Employee’s continued service through the date that the Employer certifies the results. These payouts are calculated consistent with the terms of the Performance Awards and, in those situations where the Employee does not continue service through the date that the Employer certifies the results, then taking into account whether the Employee has attained Normal Retirement Eligible, as defined in each such award, during a Performance Period.

For each Performance Award outstanding when the Employee has attained Normal Retirement Eligible during a Performance Period, the awards state that the pro rata amount payable is the whole number of months that Employee has been employed during a Performance Period divided by 36.

To illustrate, assuming that the Transition Period ends on March 31, 2020, the calculation of the amount payable will be as follows:

(i) For the Performance Award granted in 2017, the full amount of the calculated award will be payable and the payment will be made during 2020 and prior to March 15, 2020. If the Transition Period should end prior to the date that the Management Objective results are certified and the Employee has not attained Normal Retirement Eligible, no payout for this award will be made.

(ii) For the Performance Award granted in 2018, no payout of the award will be made. If the Transition Period should continue through June 30, 2020, the Employee will attain Normal Retirement Eligible and the Employee will receive a pro rata amount of the award representing 30/36 based on the Management Objectives attained, with the payment made during 2021 and prior to March 15, 2021.

(iii) For the Performance Award granted in 2019, a pro rata amount of the award representing 15/36 based on the Management Objectives attained, with the payment made during 2022 and prior to March 15, 2022. The pro rata amount takes into account the Normal Retirement Eligible definition used in the Performance Award granted in 2019.

(B)    With respect to the four outstanding Restricted Awards (consisting of the Restricted Shares and Restricted Share Units), such awards continue to vest for as long as the Employee remains an employee and any outstanding awards at the end of such period are forfeited. The vesting of the Restricted Awards is dependent on Employee providing service as an employee (taking into account the Transition Period) through each anniversary of the grant of such award.

To illustrate, assuming the Transition Period ends on May 29, 2020, the remaining portion of each outstanding Restricted Award will be forfeited as follows:

(i) For the Restricted Award granted in 2016, the entire award will have vested by February 2020.

(ii) For the Restricted Award granted in 2017, 75% of the award will have vested and the related distribution made by February 2020 and May 2020 and the remaining unvested 25% will be forfeited.

(iii) For the Restricted Award granted in 2018, 50% of the award will have vested and the related distribution made by February 2020 and the remaining unvested 50% will be forfeited.

(iv) For the Restricted Award granted in 2019, 25% of the award will have vested and the related distribution made by February 2020 (provided that the Management Objective for 2019 is achieved) and the remaining unvested 75% will be forfeited.

3)

With respect to any amount payable pursuant to the Management Retirement Plan, such amounts will be paid out consistent with the terms of the Election Agreements filed by Employee, taking into account the continuous service during the Transition Period, and the current Election Agreement remains in effect in accordance with such Plan.

4)

With respect to Employer’s Senior Executive Severance Plan dated March 31, 2017, the Employee will no longer be a participant in such plan after September 30, 2019, and no other severance benefits are payable to Employee. Whenever the Transition Period ends, the cessation of the Employee’s services is not a termination by the Employer.

5)

Employee shall be covered under Employer’s medical, dental, and welfare benefits plans through the Transition Period to the extent permitted by such arrangements, subject to further discussion with the Employee.

2.    Continuation as Non-Executive Employee.

(a)    During the Transition Period, Employee will continue to provide services to the Employer as directed by the Incoming CEO and the Board at an expected average level of 1–3 days per week and, in exchange, Employee will receive a monthly amount of $15,000 to be paid consistent with the Employer’s payroll practices.

(b)    Employee, the Incoming CEO and the Board will determine if the Transition Period will cease before June 30, 2020.

(c)    Employee will continue as a member of the Board during the Transition Period up through the Employee’s current term as a member of the Board and thereafter as provided by the Board.

(d)    Employee will not receive any additional awards pursuant to the STIP and the EIP for the period commencing with 2020.

3.    Knowing and Voluntary Acceptance.

(a)    Advice of Counsel. By this provision, Employer is advising Employee in writing to consult with an attorney of Employee’s choice, before signing this Agreement.

(b)    Knowing and Voluntary Acceptance. Employee has carefully read this Agreement, understands it, and is entering it knowingly and voluntarily.

(c)    No Reliance on Any Other Representation. In signing this Agreement, Employee has not relied upon any Employer representation or statement, either oral or written, about the subject matter of this Agreement that is not set forth in this Agreement.

4.    Tax Withholdings. All payments to Employee that are referenced in this Agreement are subject to tax withholding in accordance with applicable law.

5.    Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Michigan.

6.    Jurisdiction and Forum. To the fullest extent permitted by applicable law, subject to ERISA, any action arising out of this Agreement or the relationship between the parties established herein shall be brought only in the State of Michigan Courts of appropriate venue, or the United States District Court sitting in Michigan, and Employee hereby consents to and submits himself to the jurisdiction of such Courts.

7.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument.

8.    Notice. Any notices or inquiries related to or required under this Agreement should be directed to Senior Vice President and Corporate Secretary, 999 W. Big Beaver Road, Troy, Michigan 48084.

9.    Entire Agreement. This Agreement constitute the entire agreement between the parties related to termination of Employee’s employment with Employer, except where a specific cross reference to another agreement is made. There are no other promises, conditions, or understandings, either written or oral, between Employer and Employee either with respect to the subject matter of this Agreement or modifying the terms of this Agreement. Only a writing signed by Employee and an authorized representative of Employer that specifically refers to and expressly changes this Agreement can modify the terms of this Agreement.

KELLY SERVICES, INC.	EMPLOYEE NAME

/s/ James M. Polehna	/s/ George S. Corona

By: James M. Polehna	George S. Corona, an individual

Its: Senior Vice President and Corporate Secretary

Dated: August 6, 2019	Dated: August 6, 2019